UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                    SANTARUS
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   802817304
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                                 (CUSIP Number)

                                August 31, 2007
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             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X|   Rule 13d-1(b)

            |_|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William Blair & Company, L.L.C.
      36-2214610
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  |_|
                                                                        (b)  |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      222 W Adams
      Chicago, IL 60606
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,043,598
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,043,598
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,043,598
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.94
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12.   TYPE OF REPORTING PERSON*

      BD, IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

SANTARUS

Item 1(b).  Address of Issuer's Principal Executive Offices:

10590 West Ocean Air Drive
San Diego, CA 92130

Item 2(a).  Name of Person Filing:

William Blair & Company, L.L.C.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

222 W Adams
Chicago, IL 60606

Item 2(c).  Citizenship:

U.S.A.

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

802817304

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |X| Broker or dealer  registered  under  Section 15 of the  Exchange
                Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |X| An    investment    adviser    in    accordance    with   Rule
                13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            3,043,598

      (b)   Percent of class:

            5.94

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  3,043,598

            (ii)  Shared power to vote or to direct the vote

                  -0-

            (iii) Sole  power  to  dispose  or  to  direct  the  disposition  of

                  3,043,598

            (iv)  Shared power to dispose or to direct the disposition of

                  -0-

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |_|.

         Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    September 10, 2007
                                    ------------------------------------------
                                                    (Date)

                                    /s/ Michelle Seitz
                                    ------------------------------------------
                                                  (Signature)

                                    Principal & Manager of Investment Services
                                    ------------------------------------------
                                                 (Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)